FORM OF SEVERANCE PROTECTION AGREEMENT

This Severance Protection Agreement (this “Agreement”), is entered into as of      , 2016 (the “Effective Date”) by and among        (“Executive”) and Chicago Mercantile Exchange Inc. (the “Company” and, together with Executive, the “Parties”).

WHEREAS, the Parties wish to set forth their agreement with respect to the compensation and benefits payable to Executive upon a termination of Executive’s employment during the Term (as defined below):

1.	Term of Agreement. The term of this Agreement (the “Term”) shall commence upon the Effective Date and shall continue in effect until December 31, 2018, at which time it shall expire unless extended by mutual written agreement of the Parties. Notwithstanding any expiration of the Term, the Company’s obligations arising pursuant to any Qualifying Termination occurring during the Term shall survive any such expiration.

2.	Definitions. As used herein, the terms identified below shall have the meanings indicated:

(a)	"Board” means the Board of Directors of the Company.

(b)	"Cause” means any of the following:

(i)	any refusal by Executive to perform the material duties and responsibilities of Executive’s position, as determined after investigation by the Board. Executive, after having been given written notice by the Company, shall have seven (7) days to cure such refusal;

(ii)	any intentional act of fraud, embezzlement, theft or misappropriation of the Company’s funds by Executive, as determined after investigation by the Board, or Executive’s admission or conviction of a felony or of any crime involving moral turpitude, fraud, embezzlement, theft or misrepresentation;

(iii)	any gross negligence or willful misconduct of Executive resulting in a financial loss or liability to the Company or damage to the reputation of the Company, as determined after investigation by the Board;

(iv)	any breach by Executive of any one or more of the covenants set forth in the Executive’s Confidentiality, Non-Competition and Non-Solicitation Agreement; or

(v)	any violation of any rule, regulation or guideline imposed by the Company or a regulatory or self-regulatory body having jurisdiction over the Company, as determined after investigation by the Board.

(c)	"COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

(d)	"Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

(e)	"Qualifying Termination” shall have the meaning as set forth in Section 3.

(f)	"Termination Payment” shall have the meaning as set forth in Section 4.

3.	Qualifying Termination. A Qualifying Termination shall occur only if, during the Term, the Company terminates Executive’s employment without Cause. In the event that the Executive’s employment terminates for any reason other than a Qualifying Termination, no payments or benefits will be provided to the Executive under this Agreement; provided that upon any termination Executive will receive all previously earned and accrued but unpaid base salary up to the date of Executive’s termination of employment and earned and vested benefits in accordance with the terms of any applicable Company benefit plan.

4.	Termination Payment and Benefits. Subject to Sections 5 and 6 below, Executive shall receive, following the occurrence of a Qualifying Termination, the following (the “Severance Payment and Benefits”):

(a)	a payment (the “Termination Payment”), which shall be paid within 30 days following the effectiveness of the Release (as defined below), in an amount equal to the product of 1.5 times Executive’s annual base salary (as in effect on the date hereof or as such base salary may be increased from time to time during the Term) and subject to deduction for customary withholdings, including, without limitation, federal and state withholding taxes and social security taxes;

(b)	full vesting of any unvested grants of restricted stock from the Company to Executive which (i) vest in accordance with their terms solely upon Executive’s continued employment (and are not subject to performance vesting) and (ii) would have vested if Executive had remained employed with the Company during the 18 month period immediately following Executive’s termination;

(c)	continued eligibility to vest in any equity or equity-based awards with respect to which the applicable performance period ends during the 18 month period immediately following Executive’s termination (with the extent of such vesting to be determined based on actual performance and without regard to the termination of Executive’s employment);

(d)	subject to Executive’s timely election of, and continued eligibility for, continuation coverage under COBRA, payment by the Company of the premiums for such continuation for the 18 months following the date of Executive’s termination; and

(e)	payment for outplacement assistance by a third party provider selected by and through the Company, for a period of six (6) months following the date on which Executive terminates employment.

In the event that shares become vested pursuant to clause (b) or (c) above, the Company will withhold shares from the vesting stock necessary to cover Employee’s tax obligations due as a result of the vesting. The payments and benefits provided for in this Section 4 shall be made or commence, as the case may be, as soon as practicable following the date upon which the Release (defined below) becomes effective (except as otherwise provided in clause (c)).

5.	Release. Executive’s entitlement to the payment and benefits set forth in Section 4 is subject to delivery to the Company by Executive of an executed general release of claims (the “Release”), in a form satisfactory to the Company, within 45 days of presentation thereof by the Company to Executive, which presentation shall be made by the Company no later than 5 business days following the date of Executive’s termination. If Executive fails to return an executed Release to the Company within such 45 day period, or Executive subsequently timely revokes such Release, the Company shall not have any obligation to pay or provide any amounts or benefits under Section 4 of this Agreement. The Release shall contain provisions where Executive acknowledges, affirms and agrees to comply with the terms of the Executive’s Confidentiality, Non-Competition and Non-Solicitation Agreement and which require Executive to return to the Company the Severance Payments and Benefits in the event of a breach of such agreement following Executive’s termination.

6.	Cap on Certain Payments by the Company. In the event that any payment or benefit of any type by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would exceed the greatest amount that could be paid to the Executive without Executive incurring an excise tax imposed by Section 4999 of the Code, then the amounts payable to Executive under this Agreement (or any other agreement, plan or arrangement) shall be reduced (but not below zero) to the maximum amount which may be paid without Executive becoming subject to such excise tax, but only if and to the extent such reduced amount would provide a greater benefit to Executive than an unreduced payment that would subject Executive to such excise tax. Payment of the foregoing amount shall be in full satisfaction of any and all rights under this Agreement and shall be subject to the next sentence. In no event will the Company pay any excise tax imposed by Section 4999 of the Code or otherwise on behalf of Executive. No amounts or benefits which constitute nonqualified deferred compensation subject to Code Section 409A shall be forfeited or reduced pursuant to this Section 6 until all amounts and benefits not subject to Code Section 409A have been forfeited, and reduction or forfeiture of amounts subject to Code Section 409A shall be made first (to the extent necessary) out of payments and benefits which are due at the latest future date.

7.	At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This Agreement is not a contract of employment and does not guarantee Executive employment for any particular period of time.

8.	Disputes. Except with respect to Executive’s Confidentiality, Non-Competition and Non-Solicitation Agreement, any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration in Chicago, Illinois, in accordance with the following:

(a)	Arbitration hearings will be conducted by the American Arbitration Association (the “AAA”). Except as modified herein, arbitration hearings will be conducted in accordance with the AAA’s rules.

(b)	State and federal laws contain statutes of limitation which prescribe the time frames within which parties must file a law suit to have their disputes resolved through the court system. These same statutes of limitation will apply in determining the time frame during which the parties must file a request for arbitration.

(c)	If Executive seeks arbitration, Executive shall submit a filing fee to the AAA in an amount equal to the lesser of the filing fee charged in the state or federal court in Chicago, Illinois. The AAA will bill the Company for the balance of the filing and arbitrator’s fees.

(d)	The arbitrator shall have the same authority to award (and shall be limited to awarding) any remedy or relief that a court of competent jurisdiction could award, including compensatory damages, attorney fees, punitive damages and reinstatement. The Parties may be represented by legal counsel or any other individual at their own expense during an arbitration hearing.

(e)	Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction.

Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a Party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive.

9.	General Creditor. Any and all amounts payable hereunder to Executive shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Company; no person shall have nor acquire any interest in any such asset by virtue of the provisions of this Agreement. The Company’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that Executive or any person acquires a right to receive payments from the Company under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company; no such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Company.

10.	Severability and Interpretation. Whenever possible, each provision of this Agreement and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Agreement (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Agreement shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portions of this Agreement to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

11.	No Assignments. This Agreement shall inure to the benefit of, and be binding upon, the Company and any successor to the Company, but neither this Agreement nor any rights hereunder shall be assigned by Executive, other than pursuant to the laws of descent and distribution.

12.	No Mitigation. Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Except as set forth in Section 4(d), the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer.

13.	Entire Agreement. By executing this Agreement, Executive acknowledges and agrees that, except as set forth in this Section, Executive shall not be entitled to severance payments or severance benefits under any plan, program agreement or other arrangement of the Company or any affiliate with respect to a termination of employment during the Term. Notwithstanding the foregoing, the provisions of this Agreement shall not supersede the provisions of any equity compensation award between the Company and Executive which provides for more favorable treatment in connection with a termination of employment. With respect to a termination of employment following expiration of the Term, Executive may be entitled to severance payments or benefits under a plan, program agreement or other arrangement of the Company or any affiliate, in accordance with the terms of such plan, program agreement or other arrangement, if any.

14.	Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party, by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as set forth in this Section 14, or to such other address as may hereafter be notified by such Party to the other Party. Notices and communications shall be effective at the time they are given in the foregoing manner.

If to Executive:

If to the Company, to:

Board of Directors
c/o Chairman of the Governance Committee
CME Group Inc.
20 South Wacker Drive
Chicago, IL 60606
(312) 930-3100

With a copy to:

Kathleen M. Cronin
Senior Managing Director, General Counsel and Corporate Secretary
CME Group Inc.
20 South Wacker Drive
Chicago, IL 60606
(312) 930-3488

15.	Amendments and Waivers. This Agreement may only be amended or terminated pursuant to a writing and signed by each of the Parties hereto.

16.	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflict of laws.

17.	Headings. Section headings are provided in this Agreement for convenience only and shall not be deemed to substantively alter the content of such sections.

18.	Section 409A Savings Clause. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.

19.	Reservation of Rights. The exercise of the right of the Company to terminate the employment of Executive shall not abrogate any other rights or remedies of the Company in respect of the event or circumstance giving rise to such termination.

20.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[signature page follows]

In recognition whereof, the parties hereto do affix their signatures on this        day of      , 2016.

CHICAGO MERCANTILE EXCHANGE INC.

By:
Name:
Title: